Exhibit 99.1

For Further Information:

Steve F. Scott	Gayle Arnold
President and CEO	Chief Financial Officer
(310) 537-5444	(310) 537-5444
sscott@advmatl.com	garnold@advmatl.com

FOR IMMEDIATE RELEASE:

ADVANCED MATERIALS GROUP REPORTS
SECOND QUARTER RESULTS

ADMG Posts Loss of $0.01 Per Share, Same as Previous Year,
On 27% Lower Sales

RANCHO DOMINGUEZ, California, (July 16, 2003) – Advanced Materials Group, Inc. (NASDAQ OTC Bulletin Board: ADMG.OB) today reported decreased sales of 27% with a net loss for the second fiscal quarter ended May 31, 2003 of $78,000 or $0.01 per share compared to a net loss of $111,000 or $0.01 per share for the comparable period of fiscal 2002.

Net sales for the second quarter of fiscal 2003 were $6.7 million versus $9.3 million for the comparable period of fiscal 2002. Sales for the United States declined 28%, sales in Singapore declined 46% and sales in Ireland decreased 3%.

The net loss for the second quarter of fiscal 2003 was $78,000 compared to a net loss of $111,000 for the second quarter of fiscal 2002. The net loss in the U.S. improved by $120,000, the net income in Singapore declined by $83,000 and the net loss in Ireland increased by $4,000.

Basic and diluted loss per share for the second quarter was $0.01 per share on an average of 8.7 million shares, which was the same as the comparable period of fiscal 2002.

Net sales for the six months of fiscal 2003 were $14.2 million versus $17.9 million for the comparable period of fiscal 2002.  The net loss for the six months of fiscal 2003 was $93,000, compared to $394,000 for the six months of fiscal 2002.

Basic and diluted loss per share for the six months was $0.01 per share on an average of 8.7 million shares, compared to basic and diluted loss per share of $0.05 per share on an average of 8.7 million shares, in the year ago period.

Chief Executive Officer Comments on Results

Commenting on the results, Advanced Materials Group CEO and President, Steve Scott said, “Measures to reduce costs over the past couple of years have allowed us to improve the bottom line even though sales were significantly lower in the second quarter of fiscal 2003 compared to the same period in 2002.

As previously announced, we have recently signed a non-binding letter of intent to sell our subsidiary in Ireland and have amended the structure of our manufacturing agreement in Singapore.  These transactions will significantly improve our balance sheet and, along with the improved cost structure, should give us the needed cash to sustain and potentially improve our domestic operations.”

Some statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed, the following are among other factors that could cause actual results to differ materially: general business conditions, competitive factors, concentration of sales in markets and customers, concentration of raw materials suppliers, delays or cancellations in orders, fluctuations in margins, timing of significant orders, and other risks and uncertainties outlined by management in the Company’s most recent Form 10-K.

Advanced Materials Group, Inc. is a leading manufacturer and fabricator of specialty foams, foils, films and pressure-sensitive adhesive components for a broad base of customers in the computer, medical, automotive and aerospace industries both in the U.S. and abroad.

(Financial tables follow)

ADVANCED MATERIALS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	May 31, 2003	May 31, 2002	May 31, 2003	May 31, 2002

Net sales	$6,744,000	$9,258,000	$14,226,000	$17,918,000
Cost of sales	5,902,000	8,378,000	12,400,000	16,239,000
Gross profit	842,000	880,000	1,826,000	1,679,000

Operating expenses:
Selling, general and administrative	781,000	783,000	1,584,000	1,667,000
Depreciation and amortization	66,000	93,000	133,000	177,000
Total operating expenses	847,000	876,000	1,717,000	1,844,000
Income (loss) from operations	(5,000)	4,000	109,000	(165,000)

Other income (expense):
Interest expense	(76,000)	(96,000)	(172,000)	(189,000)
Foreign exchange gain	21,000	18,000	27,000	21,000
Other, net	(9,000)	(26,000)	(36,000)	(41,000)
Total other expenses, net	(64,000)	(104,000)	(181,000)	(209,000)

Loss before income taxes	(69,000)	(100,000)	(72,000)	(374,000)
Income tax expense	(9,000)	(11,000)	(21,000)	(20,000)
Net loss	$(78,000)	$(111,000)	(93,000)	$(394,000)

Basic and diluted loss per common share	$(0.01)	$(0.01)	$(0.01)	$(0.05)

Basic and diluted weighted average common shares outstanding	8,671,272	8,671,272	8,671,272	8,671,272

ADVANCED MATERIALS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31, 2003	November 30, 2002
ASSETS
Current assets:
Cash and cash equivalents	$654,000	$764,000
Accounts receivable, net of allowance of $159,000 and $155,000 at May 31, 2003 and November 30, 2002, respectively	3,371,000	5,464,000
Inventories, net	3,788,000	3,456,000
Prepaid expenses and other	553,000	143,000
Total current assets	8,366,000	9,827,000
Property and equipment, net	2,203,000	2,485,000
Other assets	71,000	199,000
Total assets	$10,640,000	$12,511,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,075,000	$4,387,000
Accrued liabilities	901,000	772,000
Restructuring reserve, current	378,000	378,000
Deferred income	137,000	97,000
Line of credit	1,420,000	3,701,000
Convertible debentures	405,000	—
Current portion of long-term obligations	533,000	599,000
Total current liabilities	8,849,000	9,934,000
Convertible debentures	—	405,000
Deferred compensation, net of current protion	1,094,000	1,094,000
Restructuring reserve, net of current portion	289,000	504,000
Capital leases, net of current portion	70,000	143,000
Total liabilities	10,302,000	12,080,000

Stockholders’ equity:
Preferred stock-$.001 par value; 5,000,000 shares authorized no shares issued and outstanding	—	—
Common stock-$.001 par value; 25,000,000 shares authorized; 8,671,272 shares issued and outstanding at May 31, 2003 and November 30, 2002	9,000	9,000
Additional paid-in capital	7,083,000	7,083,000
Accumulated deficit	(6,754,000)	(6,661,000)
Total stockholders’ equity	338,000	431,000
Total liabilities and stockholders’ equity	$10,640,000	$12,511,000